EXHIBIT 10.5
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     This Amended and Restated Executive Employment Agreement (the “Agreement”) is dated as of April 3, 2006, by and between Mylan Laboratories Inc. (the “Company”) and Robert J. Coury (the “Executive”).
RECITALS:
     WHEREAS, the Company and the Executive are parties to a certain Executive Employment Agreement dated as of July 22, 2002, as amended December 15, 2003 (the “Prior Agreement”).
     WHEREAS, the parties wish to amend and restate the Prior Agreement effective as of the Effective Date (as hereinafter defined).
     NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     1. Employment of Executive; Position and Duties. The Executive shall continue to serve as a member of the Board of Directors (the “Board”) of the Company and the Executive shall continue to be employed by the Company as Chief Executive Officer of the Company. In the role of Chief Executive Officer, the Executive shall have the duties, roles, and responsibilities traditionally assigned to the chief executive officer of a public company. Unless the Executive determines otherwise, the Executive’s principal office shall be in the Pittsburgh metropolitan area. The Executive agrees to devote his full business time and attention to his duties, provided, however, the Executive shall be permitted reasonable time to devote to personal investments, service on corporate, professional and charitable boards and other philanthropic activities and service as a fiduciary or administrator with respect to estates and trusts.
     2. Effective Date; Term of Employment. This Agreement shall commence and be effective as of April 1, 2006 (the “Effective Date”), and shall terminate at the close of business on the third anniversary of the Effective Date unless sooner terminated in accordance with the terms of this Agreement or extended as hereinafter provided. The term of this Agreement shall be extended, without further action by the Company or the Executive, on the first anniversary of the Effective Date (the “Extension Effective Date”) and on each subsequent anniversary of the Effective Date (each also an “Extension Effective Date”), for successive periods of twelve months each, unless either party shall have given written notice to the other party, in the manner set forth in Section 12 below, prior to the Extension Effective Date in question, that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended, as the case may be (the period during which this Agreement is effective being referred to as the “Term of Employment”).
     3. Executive’s Compensation. During the Term of Employment, the Executive’s “Compensation” shall include the following:

     (a) Annual Base Salary. The Executive’s annual base salary as of the Effective Date shall be equal to $1,500,000, payable in accordance with the Company’s normal payroll practices for its executive officers. The Executive’s base salary may be increased from time to time at the discretion of the Board (or any committee thereof having authority over executive compensation (the “Committee”)) and once increased may not be decreased. The base salary as in effect from time to time shall be referred to as the “Base Salary.”
     (b) Annual Bonus. The Executive shall be eligible to participate in the Company’s annual executive incentive or bonus plan as in effect from time to time, with the opportunity to receive an annual award in respect of each fiscal year of the Company ending during the Term of Employment in accordance with the terms and conditions of such plan, with a minimum target equal to 100% of the highest Base Salary during such year (or such higher percentage as the Board or the Committee may prescribe).
     (c) Fringe Benefits and Expense Reimbursement. The Executive shall receive such benefits and perquisites of employment as have been customarily provided to the Company’s Chief Executive Officer, including but not limited to, health insurance coverage, profit-sharing, participation in the Company’s 401(k) plan, short-term disability benefits, thirty (30) vacation days, expense reimbursement, and automobile usage in accordance with the plan documents or policies that govern such benefits. Because of heightened security concerns, the Executive shall also be entitled to personal usage of the Company’s aircraft for the Executive and the Executive’s family for vacations and other personal purposes. To the extent that any income or employment taxes (“Taxes”) are due with respect to the Executive’s use of an automobile or the Executive’s or his family’s personal use of the Company’s aircraft, the Company shall provide the Executive with a “gross up” of Taxes due on such use. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.
     (d) Long-Term Compensation. During the Term of Employment, the Executive shall be eligible to participate in long term incentive and equity plans of the Company as in effect from time to time, on a basis at least as favorable as other senior executives.
     4. Confidentiality. The Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries, parents and affiliates (collectively the “Affiliated Companies”) require a confidential relationship between the Company and the Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know-how, plans and programs, sources of supply, and other knowledge of the business of the Affiliated Companies (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by the Executive in the course of the Executive’s employment with the Company. Accordingly, the Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to knowingly use or aid others in learning of or using any Confidential

Information except in the ordinary course of business and in furtherance of the Company’s interests. During the Term of Employment and at all times thereafter, except insofar as is necessary disclosure consistent with the Company’s business interests:
     (a) The Executive will not knowingly disclose any Confidential Information to anyone outside the Affiliated Companies;
     (b) The Executive will not make copies of or otherwise knowingly disclose the contents of documents containing or constituting Confidential Information;
     (c) As to documents which are delivered to the Executive or which are made available to him as a necessary part of the working relationships and duties of the Executive within the business of the Company, the Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be knowingly reproduced, disclosed or used without appropriate authority of the Company;
     (d) The Executive will not knowingly advise others that the information and/or know-how included in Confidential Information is known to or used by the Company; and
     (e) The Executive will not in any manner knowingly disclose or use Confidential Information for the Executive’s own account and will not knowingly aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Company.
The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law.
     5. Non-Competition and Non-Solicitation. The Executive agrees that during the Term of Employment and for a period ending two (2) years after the Executive ceases to be employed by the Affiliated Companies (a “Termination of Employment”) for any reason:
     (a) The Executive shall not whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in (i)-(vii) of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Affiliated Companies, or which competes or has announced an intention to compete in any line of business with the Affiliated Companies within North America. Notwithstanding the foregoing, the Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Affiliated Companies, provided that the Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an Executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Affiliated Companies or its businesses or regarding the conduct of businesses similar to those of the Affiliated Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that the Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.
     (b) The Executive will not either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert, or take away any of the customers or suppliers of the Affiliated Companies.
     (c) The Executive will not solicit, entice or otherwise induce any employee of the Affiliated Companies to leave the employ of the Affiliated Companies for any reason whatsoever; nor will the Executive knowingly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Affiliated Companies, nor will the Executive otherwise interfere with any contractual or other business relationships between the Affiliated Companies and its employees.
     6. Severabilityy. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.
     7. Injunctive Relief. The parties agree that in the event of the Executive’s material violation of sections 4 and/or 5 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, the Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement.
     8. Termination of Employment.
     (a) Resignation. The Executive may resign from employment without Good Reason (as defined below) at any time upon thirty (30) days written notice to the Company. During the thirty (30)-day notice period, the Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, the Executive will use his best efforts to effect a smooth and effective transition to whoever will replace the Executive. The Company reserves the right to accelerate the effective date of the Executive’s resignation. The Company shall have no liability to the Executive under this subsection other than the Executive’s wages and benefits through the effective date of the Executive’s resignation and any vested benefits payable to the Executive under plans and agreements of the Company or any predecessor to the Company and any amounts payable to Executive under any agreement between the Executive and any of the Affiliated Companies, including but not limited to the Retirement Benefit Agreement entered into by and between the Executive and the Company, as amended from time to time (collectively the “Accrued Benefits”). The Executive will continue to be bound by all provisions of this Agreement that survive the Executive’s Termination of Employment.
     (b) Termination for Cause. The Company may terminate the Executive’s employment for Cause. “Cause” shall mean: (1) the Executive’s willful and continued gross neglect of duties (other than resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason (as defined herein)), or (2) the willful engaging by the Executive in illegal conduct that is materially and demonstrably injurious to the Company or (3) the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company which, in the case of clauses (1) and (3), has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has grossly neglected his duties or has engaged in gross misconduct. No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail. In the event of a dispute concerning the existence of “Cause,” any claim by the Executive that “Cause” does not exist shall be presumed correct unless the Company establishes by clear and convincing evidence that Cause exists. The Company shall have no liability to the Executive in the event of a Termination of Employment for Cause other than the Accrued Benefits.
     (c) Termination of Employment With Good Reason or Without Cause. If the Executive experiences a Termination of Employment with Good Reason or the Executive experiences a Termination of Employment by the Company without Cause, then:
     (i) the Executive shall be paid (a) the Accrued Benefits, (b) an amount (the “Severance Amount”) equal to three (3) times the Executive’s “Annual Cash Compensation,” as hereafter defined, and (c) a prorated annual bonus for the fiscal year in which the Executive’s Termination of Employment occurs (the “Pro Rata Bonus”), such Pro Rata Bonus to be determined by multiplying the target bonus for the year in which Termination of Employment occurs by a fraction the numerator of which shall be the number of days elapsed in such fiscal year through (and including) the date on which the Executive’s Termination of Employment occurs and the denominator of which shall be the number 365. The Severance Amount and the Pro-Rata Bonus shall be paid in a lump sum within ten days after the date of the Executive’s Termination of Employment (or, if required by Section 409A of the Internal Revenue Code (the “Code”) to avoid the imposition of additional taxes, on the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs). For purposes of this section 8(c)(i), the Executive’s “Annual Cash Compensation” shall mean the sum of (I) the Employee’s Base Salary as in effect at the time of the Executive’s Termination of Employment, plus (II) the higher of (x) the average annual bonus awarded to the Employee with respect to the three fiscal years immediately preceding the Executive’s Termination of Employment (including, if applicable, fiscal years ending prior to the Effective Date) and (y) the Executive’s target bonus for the year in which the Termination of Employment occurs.
     (ii) for the remainder of the calendar year in which the Termination of Employment occurs and during the two succeeding calendar years, the Company shall continue to provide benefits (other than the benefits specifically provided for in the following sentence) to the Executive and/or the Executive’s dependents at least equal to those that were provided to them (taking into account any required employee contributions, co-payments and similar costs imposed on the Executive and the Executive’s dependents and the tax treatment of participation in the plans, programs, practices and policies by the Executive and the Executive’s dependents) by or on behalf of the Company and/or any affiliate in accordance with the benefit plans, programs, practices and policies (including those provided under this Agreement) in effect immediately prior to the Executive’s Termination of Employment or, if more favorable to the Executive, as in effect any time thereafter with respect to the chief executive officer of the Company and his or her dependents; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, program, practice or policy, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, program, practice or policy during such applicable period of eligibility (the “Welfare Benefit Continuation Payments”). For a period of three years after the Executive’s Termination of Employment, the Executive shall be entitled to access for the Executive to corporate aircraft comparable to that made available to the Executive immediately prior to the Executive’s Termination of Employment for his personal use for an aggregate of 70 hours per year (defined by wheels-up with the Executive and/or the Executive’s family on the aircraft), with each hour valued at $8,650 (such value to be increased by 8% per year (compounded) commencing in 2007), with such access in all other respects to be provided in accordance with Section 3(c) of the this Agreement and the Company’s practice immediately prior to the Executive’s Termination of Employment. As soon as practicable following the end of each anniversary of the date of the Executive’s Termination of Employment, the Company shall pay the Executive an amount equal to the excess, if any, of the value of the maximum aircraft benefits provided pursuant to the preceding sentence over the value of the actual benefits used by the Executive during the relevant twelve-month period, such value to be calculated consistent with the preceding sentence.

Notwithstanding the foregoing, if the Company and the Executive agree that it is required by Section 409A of the Code to avoid the imposition of additional taxes, the provision of any benefits pursuant to this subsection (ii) shall not begin until the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs and the Company shall reimburse the Executive for reasonable costs incurred by the Executive to independently obtain such benefits during the six (6) months following the date on which such Termination of Employment occurs (with the cost of airplane use described above being deemed reasonable for this purpose). The benefits and allowances referred to in this subsection (ii) (including the Welfare Benefit Continuation Payments) are collectively referred to as the “Employee Benefit Continuation Payments.” Upon publication of final treasury regulations under Section 409A of the Code, the Company and the Executive shall consider in good faith amendments to this Section 8(c)(ii) which are consistent with such final regulations and, if permitted, extend the period of coverage for all Employee Benefit Continuation Payments to a period of three years following Termination of Employment.
     (iii) all then outstanding equity-based awards held by the Executive (other than stock options) shall become fully vested and free of restrictions, all then outstanding stock options held by the Executive shall become fully vested and exercisable and shall remain exercisable for the period of time prescribed under the terms of the applicable stock option grant.
     (iv) the Executive will continue to be bound by all provisions of this Agreement that survive Termination of Employment.
  “Good Reason” shall mean: (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as Chief Executive Officer (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other diminution in such position (or removal from such position), authority, duties, responsibilities or conditions of employment (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a subsidiary or a division of a publicly traded entity), or the Executive determines in good faith that a change in circumstances relating to his employment has rendered it substantially more difficult for him to perform his duties and responsibilities hereunder as Chief Executive Officer as compared to prior to such change in circumstances (other than by reason of Cause or his physical or mental incapacity), in each case excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (2) failure to nominate the Executive as a member of the Board or removal of the Executive from (or failure to re-elect the Executive to) his position as a member of the Board; (3) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (4) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 1 of this Agreement; (5) any failure by the Company to comply with and satisfy Section 16 of this Agreement; (6) the Company’s giving written notice to the Executive that the term of this Agreement that is in effect at the time such written notice is given is not to be extended or further extended; (7) any other breach of this Agreement by the Company, excluding for this purpose an isolated, insubstantial and inadvertent breach that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive.
The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In connection with any dispute regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.
     (d) Death. The employment of the Executive shall automatically terminate upon the Executive’s death. Upon such Termination of Employment as a result of death, the Company shall pay or provide to the Executive’s estate or beneficiaries (i) the Accrued Benefits, (ii) the Pro Rata Bonus, (iii) the Severance Amount reduced (but not below zero) by any death benefits to which the Executive’s estate or beneficiaries are entitled pursuant to plans or arrangements of the Company (the “Modified Severance Amount”), and (iv) the Welfare Benefit Continuation Payments. Upon the Executive’s Termination of Employment as a result of the Executive’s death, the Pro Rata Bonus and the Modified Severance Amount shall be paid in a lump sum to the Executive’s estate or beneficiaries within ten (10) days after the Executive’s Termination of Employment.
     (e) Disability. The employment of the Executive shall automatically terminate upon the Executive’s Disability. Upon such Termination of Employment as a result of Disability, the Company shall pay or provide to the Executive (i) the Accrued Benefits, (ii) the Pro Rata Bonus, (iii) the Severance Amount reduced (but not below zero) by any disability benefits to which the Executive is entitled pursuant to plans or arrangements of the Company (the “Disability Severance Amount”) and (iv) the Employee Benefit Continuation Payments. Upon the Executive’s Termination of Employment as a result of Disability, the Pro Rata Bonus shall be paid in a lump sum to the Executive within ten (10) days after the Executive’s Termination of Employment (or, if required by Section 409A of the Code to avoid the imposition of additional taxes, on the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs). Upon the Executive’s Termination of Employment as a result of Disability, the Disability Severance Amount shall be paid over a period of three (3) years following such Termination of Employment in accordance with regular payroll practices or, if required by Section 409A of the Code to avoid the imposition of additional taxes, the Company shall pay to the Executive a lump sum payment on the date that is six (6) months following the date on which the Executive’s Termination of Employment occurs equal to one-sixth (1/6th) of the Disability Severance Amount and then, for a period of two and one-half years following such lump sum payment date, shall continue to pay to the Executive the remainder of the Disability Severance Amount in accordance with regular payroll practices. “Disability” shall mean the inability to perform normal functions of a member of the Board or as Chief Executive Officer due to mental, physical or emotional disability which is expected to last more than one year.
     (f) Return of Company Property. Upon the Executive’s Termination of Employment for any reason, the Executive shall immediately return to the Company all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that the Executive has concerning the Company’s business.

The Executive shall also immediately return all keys, identification cards or badges and other Company property.
     (g) No Duty to Mitigate. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which the Executive is otherwise entitled under the contract, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by the Executive from other employment.
     (h) Cooperation. Upon the Executive’s Termination of Employment for any reason, the Company and the Executive shall mutually cooperate with each other in connection with the preparation of a press release or other public announcement relating to such Termination of Employment.
     9. Indemnification. The Company shall maintain D&O liability coverage pursuant to which the Executive shall be a covered insured. The Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws.
  To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that the Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, employee or agent of, or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by the Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts to Company so advanced if it should be determined ultimately that the Executive is not entitled to be indemnified under this section or otherwise.
  Promptly after receipt by the Executive of notice of the commencement of any action, suit or proceeding for which the Executive may be entitled to be indemnified, the Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 9 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against the Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to the Executive promptly after receiving the aforesaid notice from the Executive, to assume the defense thereof with counsel reasonably satisfactory to the Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, the Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to the Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) the Executive shall have reasonably concluded, after consultation with counsel to the Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of the Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company.
Anything in this Section 9 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.
     10. Legal Fees. Notwithstanding anything to the contrary in Section 9 of this Agreement, the Company shall reimburse the Executive for all costs (including but not limited to reasonable legal fees and expenses) incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or, to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided hereunder, in connection with any tax audit or proceeding. Such reimbursements shall be made promptly upon delivery of the Executive’s written request for payment accompanied by appropriate evidence of the costs so incurred.
     11. Other Agreements. The rights and obligations contained in this Agreement are in addition to and not in place of any rights or obligations contained in any other agreements between the Executive and the Company.
     12. Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax (receipt confirmed), addressed to the respective parties at the following addresses:
COMPANY:
Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, PA 15317
Attention: Chief Legal Officer or General Counsel

Fax: 724-514-1871
EXECUTIVE:
     The Executive’s most recent home address or fax number on file with the Company.
Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.
     13. Withholding. All payments required to be made by the Company hereunder to the Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.
     14. Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.
     15. Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
     16. Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to the Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

     17. Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania. The parties irrevocably submit to the jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
     18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.
     19. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above mentioned.

MYLAN LABORATORIES INC.

By	/s/ Rod Piatt

Name: Rod Piatt
Title: Chairman, Compensation Committee

/s/ Robert J. Coury

Robert J. Coury